Rockcrest Income Stability Fund 485APOS

Exhibit 99.(h)(3)

Commonwealth Fund Services, Inc.

FUND SERVICES AGREEMENT

Sub-Transfer Agency Services

Between

Commonwealth Fund Services, Inc.

and

Sudrania Fund Services Corp.

December 15, 2020

Exhibit A – Series Portfolios

Exhibit B – Sub-Transfer Agency Services

Exhibit C – Fees and Expenses

FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of December 15, 2020, between Commonwealth Fund Services, Inc., a corporation organized in accordance with the laws of the Commonwealth of Virginia (“CFS”) and Sudrania Fund Services Corp. (“SFS”) an Illinois limited liability company.

WITNESSETH:

WHEREAS, SFS is the sponsor and administrator to the SFS Trust (“Trust”) a registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and consists of one more series portfolios listed on Exhibit A (the “Funds”), each of which may consist of one or more classes of shares of beneficial interest; and

WHEREAS, the SFS wishes to retain CFS to provide certain sub-transfer agent, dividend disbursing, anti-money laundering and other general services (the “Services”) with respect to the Funds and CFS is willing to furnish such Services;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment.

SFS hereby appoints CFS as sub-transfer agent, dividend disbursing agent and anti-money laundering agent for the Trust on the terms and conditions set forth in this Agreement, and CFS hereby accepts such appointment and agrees to perform the Services as set forth in this Agreement. The Services of CFS shall be confined to those matters expressly set forth herein or as may be agreed to from time to time, and no implied duties are assumed by or may be asserted against CFS hereunder.

Section 2.      Representations and Warranties of CFS.

CFS hereby represents and warrants to the SFS that:

(a)       It is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Virginia;

(b)       It is duly qualified to carry on its business in the Commonwealth of Virginia;

(c)       It is empowered under applicable laws and by its By-Laws to enter into this Agreement and perform its duties under this Agreement;

(d)       All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(e)       It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

(f)        This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of CFS, enforceable against CFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and securities parties; and

(g)       It is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

Section 3.      Representations and Warranties of the SFS.

SFS hereby represents and warrants to CFS that:

(a)       The Trust is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware;

(b)        It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c)       All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(d)       The Trust is an open-end management investment company registered under the 1940 Act;

(e)       This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of SFS, enforceable against SFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(f)       A Trust registration statement under the Securities Act of 1933, as amended, is or will become effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to all shares of the Funds and any classes thereof being offered for sale.

Section 4.      Trust Reports to CFS Delivery of Documents and Other Materials.

SFS shall furnish or otherwise make available to CFS such copies of each Fund’s prospectus, statement of additional information, financial statements, proxy statements, shareholder reports, each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act, each current shareholder services plan or similar document adopted by the Fund, each Fund’s net asset value per share, declaration, record and payment dates, amounts of any dividends or income, special actions relating to each Fund’s securities and other information relating to the Trust’s business and affairs as CFS may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement. CFS shall maintain such information as required by regulation and as agreed upon between SFS and CFS. CFS will complete all necessary prospectus and compliance reports, as well as oversee the monitoring the various limitations and restrictions.

Prior to commencement of CFS’s responsibilities under this Agreement, if applicable, the SFS shall deliver or cause to be delivered to CFS (i) an accurate list of shareholders of the Trust, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates and (ii) all shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by CFS under this Agreement.

Section 5.      Services Provided by CFS.

(a)        CFS will provide, or supervise the performance of others, the Services described herein subject to the direction and supervision of SFS, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions, policies and procedures adopted by the Trust’s Board of Trustees, and further subject to CFS’s policies and procedures as in effect from time to time. CFS shall be responsible for all necessary office space, equipment, personnel, and facilities necessary for it to perform its obligations under this Agreement. CFS may sub-contract with third parties to perform certain of the Services to be performed by CFS hereunder; provided, however, that CFS shall remain principally responsible to SFS for the acts and omissions of such other entities and provided further that CFS shall be responsible for the payment of such third parties unless SFS approves such payment in a separate agreement or otherwise approves passing the costs associated with such third party onto the Funds as an out-of-pocket expense of CFS.

Except with respect to CFS’s duties as set forth in this Agreement, and except as otherwise specifically provided herein, SFS assumes all responsibility for ensuring that each Fund complies with all applicable requirements of the Securities Act of 1933, the 1940 Act, the USA PATRIOT Act of 2001, and any other laws, rules and regulations, or interpretations thereof, of governmental authorities with jurisdiction over each Fund.

(i)	Transfer Agency Services – set forth in Exhibit B.

(b)       CFS shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to SFS, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. CFS agrees that all such records prepared or maintained by CFS relating to the Services to be performed by CFS hereunder are the property of SFS and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to SFS or its designee on and in accordance with its request. SFS’s authorized representatives shall have access to CFS’s records relating to the Services under this Agreement at all times during CFS’s normal business hours. Upon the reasonable request of SFS, copies of any such records shall be provided promptly by CFS to the SFS or SFS’s authorized representatives.

(c)       In case of any requests or demands for the inspection of shareholder records of the Trust, CFS will endeavor to notify SFS and to secure instructions from an authorized officer of SFS as to such inspection. CFS shall abide by SFS’s instructions for granting or denying the inspection; provided however, that CFS may grant the inspection regardless of the SFS’s instructions if CFS is advised by counsel to CFS that failure to do so will result in liability to CFS.

Section 6.      Compensation and Expenses

(a)        Compensation. SFS agrees to pay CFS as compensation for its services according to the fee schedule set forth in Exhibit C hereto. Fees will begin to accrue for each Fund on the later of the date of this Agreement or the date of commencement of operations of the Fund. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, SFS shall pay to CFS such compensation as shall be payable prior to the effective date of termination.

In addition, SFS shall reimburse certain reasonable expenses incurred by CFS on behalf of each Fund individually in connection with the performance of this Agreement. Such out-of-pocket expenses shall include, but not be limited to: documented fees and costs of obtaining advice of Fund counsel or accountants in connection with its services to each Fund; postage; long distance telephone; special forms required by each Fund; any travel which may be required in the performance of its duties; and any other extraordinary expenses it may incur in connection with its services, provided that such extraordinary expenses must be approved by SFS prior to any reimbursement.

In connection with the services provided by CFS pursuant to this Agreement, SFS, on behalf of each Fund, agrees to reimburse CFS for expenses set forth in Exhibit C hereto. In addition, SFS shall reimburse CFS for all reasonable expenses and employee time (at 150% of salary) attributable to any review of the Trust’s accounts and records by the Trust’s independent accountants or any regulatory body outside of routine and normal periodic reviews.

(b)       Taxes. Except as required by applicable law or as otherwise provided in this Agreement, CFS shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any customer, excluding taxes, if any, assessed against CFS related to its income or assets.

(c)       Invoices/Billing. All fees and reimbursements are payable in arrears on a monthly basis and SFS, on behalf of the applicable Fund, agrees to pay all fees and reimbursable expenses within five (5) business days following receipt of the respective billing notice. Without prejudice to CFS’s other rights, CFS reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

Section 7.      Confidentiality.

CFS agrees on behalf of itself and its employees to treat confidentially all records and other information relative to SFS, the Trust and its shareholders received by CFS in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that CFS may disclose such information as required by law or in connection with any requested disclosure to a regulatory authority with appropriate jurisdiction after prior notification to SFS.

SFS acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by CFS on databases under the control and ownership of CFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to CFS or the third party. SFS agrees to treat all Proprietary Information as proprietary to CFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

Upon termination of this Agreement, CFS shall return to SFS all copies of confidential or non-public personal information received from SFS or the Trust hereunder, other than materials or information required to be retained by CFS under applicable laws or regulations. CFS hereby agrees to dispose of any “consumer report information,” as such term is defined in Regulation S-P.

Section 8.      Standard of Care / Limitation of Liability.

(a)       Responsibility for Losses. CFS shall be under no duty to take any action on behalf of SFS or a Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by CFS in writing. CFS shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from CFS, its employees’ or its agents’ willful misfeasance, bad faith or negligence in the performance of CFS’s duties under this Agreement, or by reason of reckless disregard of CFS, its employees’ or its agents’ obligations and duties hereunder. Notwithstanding the foregoing, the limitation on CFS’s liability shall not apply to the extent any loss or damage results from any fraud committed by CFS or any intentionally bad or malicious acts (that is, acts or breaches undertaken purposefully under circumstances in which the person acting knows or has reason to believe that such act or breach violates such person’s obligations under this Agreement or can cause danger or harm) of CFS.

Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) CFS shall not be liable for losses beyond its control, provided that CFS has acted in accordance with the standard of care set forth above; and (ii) CFS shall not be liable for (A) the validity or invalidity or authority or lack thereof of any oral or written instructions provided by SFS or a Fund, notice or other instrument which conforms to the applicable requirements of this Agreement, and which CFS reasonably believes to be genuine; or (B) subject to Section 15, delays or errors or loss of data occurring by reason of circumstances beyond CFS’s control, including fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(b)         Limitations on Liability.

(i)	CFS is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits as they may be amended from time to time. CFS will have no implied duties or obligations. Each party to the Agreement shall mitigate damages for which the other party may become responsible hereunder.

(ii)	CFS shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from SFS or a Fund, and shall be without liability for any loss or damage suffered by SFS or a Fund or any of a Fund’s customers as a result of CFS’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, CFS shall not be liable and shall be indemnified by SFS for any action taken or omitted by it in good faith in reliance on any instruction believed by it in good faith to have been authorized by an authorized person.

(iii)	CFS shall have no responsibility and shall be without liability for any loss or damage caused by the failure of SFS to provide CFS with any information.

(iv)	CFS is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

(v)	CFS shall have no responsibility for the management of the investments or any other assets of the Trust or its customers, and CFS shall have no obligation to review, monitor or otherwise ensure compliance by a Fund with the policies, restrictions, guidelines or disclosures applicable to the Fund or any other term or condition of the original documents, operating documents, policies and procedures or registration statement. Further, CFS shall have no liability to SFS or the Trust for any loss or damage suffered by SFS or the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in the registration statement.

(vi)	Except as set forth in the Exhibits hereto, SFS acknowledges that the reporting obligations of CFS do not constitute a duty to monitor compliance and CFS shall not be liable for any failure of SFS or a Fund to comply with any laws, regulations or other applicable requirements thereof.

(vii)	CFS shall not be liable for the errors of other service providers of the Trust, including the errors of pricing services) and errors in information provided by an investment adviser to SFS or a Fund custodian (including prices and pricing formulas and untimely transmission of trade information).

(viii)	CFS will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of SFS or the Trust who has been issued a User ID by CFS.

(ix)	Except as expressly provided in this Agreement, CFS hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. CFS disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)           Mutual Exclusion of Consequential Damages. Except for any liquidated damages agreed to by the parties to this Agreement related to an unexcused termination of this Agreement, under no circumstances will either party be liable to the other party for special or punitive damages, or consequential loss or damage, or any loss of profits, goodwill, business opportunity, business, or revenue or anticipated savings, in relation to this Agreement, whether or not the relevant loss was foreseeable, or the party was advised of the possibility of such loss or damage or that such loss was in contemplation of the other party.

(d)           Limited Recourse. The obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of a Fund personally, but shall bind only the property of SFS or a Fund. The execution and delivery of this Agreement shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Fund’s or SFS’s property.

Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other series portfolios of the Trust and that no series shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

Section 9.      Indemnification.

Indemnification by SFS. SFS shall indemnify CFS and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by CFS that result from: (i) any claim, action, suit or proceeding in connection with CFS’s entry into or performance of this Agreement with respect to a Fund; or (ii) any action taken or omission to act committed by CFS in the performance of its obligations hereunder with respect to a Fund; or (iii) any action of CFS upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of SFS with respect to a Fund; (iv) the offer or sale of shares of the Funds in violation of federal or state securities laws or regulations requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such shares; (v) the processing of any checks or wires, including without limitation for deposit into the Trust’s demand deposit account maintained by CFS; (vi) the breach of any representation or warranty set forth in Section 3 above; or (vii) any error, omission, inaccuracy or other deficiency of any information provided to CFS by SFS or the Trust, or the failure of SFS to provide or make available any information requested by CFS knowledgeably to perform its functions hereunder; provided, that CFS shall not be entitled to such indemnification in respect of actions or omissions constituting negligence, bad faith or willful misfeasance in the performance of its duties, or by reckless disregard of such duties, on the part of CFS or its employees, agents or contractors.

The reliance upon, and any subsequent use of or action taken or omitted, by CFS, or its agents or subcontractors on: (i) the materials or any other information, records, documents, data, stock certificates or services, which are received by CFS or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by SFS or a Fund, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust; (ii) any instructions or requests of the Trust or SFS or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by CFS under this Agreement which are provided to CFS after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(a)         Indemnification by CFS. CFS shall indemnify SFS and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by a Fund which result from: (i) CFS’s failure to comply with the terms of this Agreement with respect to SFS or a Fund; or (ii) CFS’s bad faith or willful misfeasance in performing its obligations hereunder with respect to SFS or a Fund; or (iii) CFS’s negligence or misconduct or that of its employees, agents or contractors in connection herewith with respect to SFS or a Fund..

In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of an indemnification claim, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. SFS shall have the option to participate with CFS in the defense of such claim or to defend against said claim in its own name or that of CFS. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the indemnifying party’s written consent, which consent shall not be unreasonably withheld.

Section 10.      Term and Termination.

This Agreement shall remain in effect with respect to SFS from the “Effective Date” until the “End Date,” each as set forth in Exhibit A to this Agreement (the “Initial Term”); thereafter, this Agreement shall automatically renew for a period of one year and continue in effect from year to year thereafter (the initial and any subsequent such periods are referred to as “Term”).

This Agreement may be terminated by either party at any time, without the payment of a penalty upon at least ninety (90) days’ written notice to other party prior to the end of the then current Term. Any termination shall be effective as of the date specified in the notice or upon such later date as may be mutually agreed upon by the parties. Upon notice of termination of this Agreement by either party, CFS shall promptly transfer to the successor administrator the original or copies of all books and records maintained by CFS under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor administrator in the establishment of the books and records necessary to carry out the successor administrator’s responsibilities. If this Agreement is terminated by SFS, SFS shall be responsible for all reasonable out-of-pocket expenses or costs associated with the movement of records and materials to the successor administrator. Additionally, CFS reserves the right to charge for any other reasonable expenses associated with such termination.

Section 11.      Notices.

(a)           Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)	If to the Trust, to:

SFS Trust

633 Rogers St Suite 106

Downers Grove, IL 60515

Attention: Nilesh Sudrania, President

With copy to:

Practus LLP

11300 Tomahawk Creek Parkway, Suite 310

Leawood, Kansas 66211

Attention: John H. Lively

(ii)	If to CFS, to:

Commonwealth Fund Services, Inc.

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

Attention: President

(b)           Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Fund Services Agreement.”

Section 12.      Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed. This Agreement shall insure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. For the avoidance of doubt, a transaction involving a merger or sale of substantially all of the assets of a Fund shall not require the written consent of CFS.

Section 13.     Holidays.

Except as required by laws and regulations governing investment companies, nothing contained in this Agreement is intended to or shall require CFS, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which CFS is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both SFS and CFS are open. CFS will be open for business on days when SFS and the Trust are open for business and/or as otherwise set forth in each Fund’s prospectus(es) and Statement(s) of Additional Information.

Section 14.      Waiver.

Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

Section 15.      Force Majeure.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, pandemic, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that this provision shall not imply that CFS is excused from maintaining reasonable business continuity plans to address potential service outages.

Section 16.      Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. The compensation stated in Exhibit C attached hereto may be adjusted from time to time by the execution of a new exhibit signed by the parties thereto.

Section 17.      Severability.

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

Section 18.     Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

Section 19.     Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20. No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21.      Entire Agreement; Governing Law.

This Agreement, the Exhibits hereto, and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed to be in accordance with the laws of the Commonwealth of Virginia, without reference to choice of law principles thereof, and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Virginia, or any of the provisions herein, conflict with the applicable provision of the 1940 Act, the latter shall control.

Section 22.     Services Not Exclusive.

The services of CFS to SFS are not deemed exclusive, and CFS shall be free to render similar services to others, to the extent that such service does not affect CFS’s ability to perform its duties and obligations hereunder.

Section 23.     Non-Solicitation.

Both parties agree on the Effective Date of this Agreement it shall not (i) employ or solicit for employment, any person who is employed by the other party during term of this Agreement without the explicit consent of the other party, or (ii) solicit, induce, or attempt to induce a client of the other party or known prospective client to utilize their services over that of the other party. Both parties further agree to not cause a client to cease or avoid doing business with the other party. For avoidance of doubt, if either party ceases to act as employer to an employee, the other party may employ or solicit that person for employment. Similarly, if either party ceases to provide services to a client, the other party may then solicit that client. This Section shall remain in effect for a period of two (2) years following termination of this Agreement.

Section 24.     Special or Consequential Damages.

Neither party to this Agreement shall be liable to the other party for special or consequential damages under any provision of this Agreement.

Section 25.     Reliance on Trust Instructions and Experts.

CFS may rely upon the written advice of the Trust and upon statements of the Trust’s legal counsel, accountants and other person believed by it in good faith to be expert in matters upon which they are consulted, and CFS shall not be liable for any actions taken in good faith upon such statements.

Section 26.     Survival.

The obligations of Sections 6, 7, 8, 9, 14, 15, 17, 21, 23, 24, 25 and this 26 shall survive any termination of this Agreement.

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Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

SUDRANIA FUND SERVICES CORP

By:	/s/ David A. Bogaert		Date Dec 15, 2020

	Print Name:	David A. Bogaert

	Title:	Managing Director, Business Development

SUDRANIA FUND SERVICES CORP.

By:	/s/ Nilesh Sudrania		Date Dec 15, 2020

	Print Name:	Nilesh Sudrania

	Title:	CEO

EXHIBIT A

to

Fund Services Agreement

List of Funds

Fund Name	Effective Date	End Date of Initial Term
Hercules Fund	Commencement of Operations	September 30, 2023

EXHIBIT B

to

Fund Services Agreement

Sub-Transfer Agency Services

GENERAL:

1.	Issuance and Transfer of Shares: CFS shall make original issues of Shares of each Fund and Class thereof in accordance with the Fund’s Prospectus only upon receipt of (i) instructions requesting the issuance, (ii) a certified copy of a resolution of the Board authorizing the issuance, (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the Fund’s counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Fund of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If the opinion described in (iv) above is contingent upon a filing under Section 24 of the 1940 Act, the Fund shall indemnify CFS for any liability arising from the failure of the Fund to comply with that section or the rules thereunder.

Transfers of Shares of each Fund and Class thereof shall be registered on the Shareholder records maintained by CFS. In registering transfers of Shares, CFS may rely upon the Uniform Commercial Code as in effect in the State of Virginia or any other statutes that, in the opinion of CFS’s counsel, protect CFS and the Fund from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal. As transfer agent, CFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

2.	Share Purchases: Shares shall be issued in accordance with the terms of the Prospectus after CFS or its agent receives either:

(a)           The following

i.	an instruction directing investment in a Fund or Class,
ii.	a check (other than a third-party check) or a wire or other electronic payment in the amount designated in the instruction; and
iii.	in the case of an initial purchase, a completed account application;

or

(b)	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

3.             Eligibility to Receive Redemptions: Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the Prospectus pursuant to which the Shares are offered. Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Prospectus of the applicable Class or Fund:

(a)           for a wire received, at the time of the receipt of the wire;

(b)         for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

(c)         for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as CFS is credited with Federal Funds with respect to that check.

SERVICES TO BE PROVIDED:

1.	After consultation with SFS and the investment adviser, assist the investment adviser to determine the jurisdictions in which shares of each Fund shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the shares with the various state and other securities commissions, provided that all fees for the registration of shares or for qualifying or continuing the qualification of each Fund shall be paid by each Fund

2.	CFS agrees that in accordance with procedures established from time to time by agreement between SFS on behalf of each of the Funds, as applicable, and CFS, CFS will perform the following services:

(a)	provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including: (A) maintaining all Shareholder accounts, (B) preparing Shareholder meeting lists, (C) mailing proxies and related materials to Shareholders, (D) mailing Shareholder reports and prospectuses to current Shareholders, (E) withholding taxes on U.S. resident and non-resident alien accounts, (F) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders, (G) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, (H) preparing and mailing activity statements for Shareholders, and (I) providing Shareholder account information;

(b)	receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefore to the custodian of the applicable Fund (the “Custodian”);

(c)	pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)	receive for acceptance redemption requests and deliver the appropriate documentation therefore to the Custodian;

(e)	as and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

(f)	effect transfers of Shares upon receipt of appropriate instructions from Shareholders;

(g)	prepare and transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Fund with respect to Shares;

(h)	receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments, as appropriate, to the underwriter for commissions and service fees received;

(i)	track shareholder accounts by financial intermediary source and otherwise as reasonably requested by the Fund and provide periodic reporting to its administrator or other agent;

(j)	maintain records of accounts for and provide reports and statements to SFS and Shareholders as to the foregoing;

(a)	record the issuance of Shares of each Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (“1934 Act”) a record of the total number of Shares of the Trust, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Trust, and are issued and outstanding and provide the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

(b)	provide a system that will enable SFS or its agent to calculate the total number of Shares of each Fund and Class thereof sold in each State;

(c)	provide necessary information to SFS to enable the Trust to monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

(d)	oversee the activities of proxy solicitation firms, if requested by SFS;

(e)	monitor transactions in each Fund for market timing activity in accordance with the Trust’s policies and procedures, which may be amended from time to time; and

(f)	account for and administer all shareholder account fees as provided in each Fund’s Prospectus.

3.	CFS shall coordinate the tabulation of proxy and shareholder meeting votes and perform such other additional services as may be specified from time to time by SFS all pursuant to mutually acceptable compensation and implementation agreements.

4.	SFS or other agent (i) shall identify to CFS in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction (collectively “States”) and (ii) shall monitor the sales activity with respect to Shareholders domiciled or resident in each State. The responsibility of CFS for the Trust’s state registration status is solely limited to the reporting of transactions to SFS, and CFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust or its administrator or other agent.

5.	CFS shall establish and maintain facilities and procedures reasonably acceptable to SFS for the safekeeping, control, preparation and use of, check forms, and facsimile signature imprinting devices. CFS shall establish and maintain facilities and procedures reasonably acceptable to SFS for safekeeping of all records maintained by CFS pursuant to this Agreement.

6.	CFS shall cooperate with each Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

7.	Anti-Money Laundering (“AML”) Delegation. The Trust and SFS have elected to delegate to CFS certain AML duties under this Agreement and the parties have agreed to such duties and terms as stated in the attached schedule (Schedule B entitled “AML Delegation”), which may be changed from time to time subject to mutual written agreement between the parties. CFS has adopted the necessary policies and procedures, which are reasonably designed to carry out the AML Delegation, and will provide a copy of such policies and procedures to SFS prior to the commencement of this Agreement and will promptly provide SFS with any material amendments thereto. CFS will strictly adhere to its anti-money laundering procedures and controls.

Schedule B - AML DELEGATION

1.	Delegation. Subject to the terms and conditions set forth in this Agreement, SFS hereby delegates to CFS those aspects of the Trust’s Anti-Money Laundering Program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of SFS and CFS upon the execution by such parties of a revised Schedule B bearing a later date than the date hereof.

(a)	CFS agrees to perform such Delegated Duties, with respect to the Fund shareholders for which CFS maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by CFS of the Delegated Duties, CFS understands and acknowledges that each Fund remains responsible for assuring compliance with the USA PATRIOT Act of 2001 (“USA PATRIOT Act”) and the laws implementing the USA PATRIOT Act and that the records CFS maintains for a Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. CFS hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators in connection with their review. For purposes of such examination and/or inspection, CFS will use its best efforts to make available, during normal business hours and on reasonable notice, all required records and information for review by such regulators.

3.	Limitation on Delegation. SFS acknowledges and agrees that in accepting the delegation hereunder, CFS is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by a Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that CFS shall only be responsible for performing the Delegated Duties with respect to the accounts for which CFS maintains the applicable shareholder information.

4.	Delegated Duties.

4.1	Consistent with the services provided by CFS and with respect to the applicable shareholder information maintained by CFS, CFS shall:

i.	Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities;

ii.	Submit special payee checks through OFAC database;

iii.	Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

iv.	Review wires sent pursuant to instructions other than those already on file with CFS;

v.	Review accounts with small balances followed by large purchases;

vi.	Review accounts with frequent activity within a specified date range followed by a large redemption;

vii.	On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within each Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

viii.	Compare all new accounts and registration maintenance through the Known Offenders database and notify the Trust of any match.

ix.	Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file any required reports with the IRS and issue the Shareholder notices required by the IRS;

x.	Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds and prepare and file the SAR. Provide SFS with a copy of the SAR within a reasonable time after filing; notify SFS if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

xi.	Compare account information to any FinCEN request received by SFS and provided to CFS pursuant to USA PATRIOT Act Sec. 314(a). Provide SFS with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

xii.	(i) Verify the identity of any person seeking to open an account with each Fund, (ii) maintain records of the information used to verify the person’s identity in accordance with applicable regulations, (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency, and (iv) perform enhanced due diligence with respect to any investor that CFS has reason to believe presents high risk factors with regard to money laundering or terrorist financing, prior to accepting an investment from such investor; and

xiii.	(i) Monitor for any suspected money laundering activity with respect to correspondent accounts for foreign financial institutions and private banking accounts and report any such conduct required by applicable regulations, and (ii) conduct due diligence on private banking accounts in the event that one or more Funds changes its line of business in a manner that would involve the establishment or maintenance of such accounts.

4.2	In the event that CFS detects activity as a result of the foregoing procedures, CFS shall timely file any required reports, promptly notify appropriate government agencies and also immediately notify SFS, unless prohibited by applicable law.

4.3	Recordkeeping. CFS shall keep all records relating to the Delegated Duties for an appropriate period of time and, at a minimum, the period of time required by applicable law or regulation. CFS will provide SFS with access to such records upon reasonable request.

4.4	AML Reporting to the Fund

(a)	On a quarterly basis, CFS shall provide a report to SFS on its performance of the AML Delegated Duties, among other compliance items, which report shall include information regarding the number of: (i) potential incidents involving cash and cash equivalents or unusual or suspicious activity, (ii) any required reports or forms that have been filed on behalf of a Fund, (iii) outstanding customer verification items, (iv) potential and confirmed matches against the known offender and OFAC databases and (v) potential and confirmed matches in connection with FinCen requests. Notwithstanding anything in this Section 4.3(a) to the contrary, CFS reserves the right to amend and update the form of its AML reporting from time to time to comply with new or amended requirements of applicable law.

(b)	At least annually, CFS will arrange for independent testing (an audit) of the AML services it provides to its clients on an organization-wide basis by a qualified independent auditing firm. CFS will provide the AML compliance officer of the Fund and SFS with the results of the audit and testing, including any material deficiencies or weaknesses identified and any remedial steps that will be taken or have been taken by CFS to address such material deficiencies or weaknesses.

On an annual basis, CFS will provide SFS with a written certification that, among other things, it has implemented its AML Program and has performed the Delegated Duties.

EXHIBIT C

to

Mutual Fund Services Agreement

Sub-Transfer Agent Fees